Exhibit 23.4

Migo Corporation Limited

407 Yu To Sang Building, 37 Queen’s Road Central, Hong Kong

Professional Services | Industry Experts | Project Advisory & Consultancy Services
info@migo-corp.com | Tel: 2778 2859 | Fax: 2638 2177

Date: November 14, 2025

Skyline Builders Group Holding Limited

Office A, 15/F, Tower A, Capital Tower

No. 38 Wai Yip Street, Kowloon Bay

Hong Kong

Attn: The Board of Directors

Re: Consent Letter

Dear Sir & Madam,

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in this Registration Statement on Form F-1 (and in all subsequent amendments) by Skyline Builders Group Holding Limited (the “Company”) of its Ordinary Shares, in the prospectus contained therein, in any other future filings or correspondence with the U.S. Securities and Exchange Commission (the “SEC”), on the websites of the Company and its subsidiaries and affiliates.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Migo Corporation Limited

/s/ Juliana Lai
Juliana Lai
Director of Project